Exhibit 4.2

                            NOVASTAR FINANCIAL, INC.

                             ARTICLES SUPPLEMENTARY

     NovaStar  Financial,  Inc.,  a Maryland  corporation  (the  "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland
that:

     FIRST: Prior to the date hereof, pursuant to terms set forth in the charter of the  Corporation  (the  "Charter"),  (a) all  shares  of Class A  Convertible
Preferred  Stock (as defined in the Charter)  that were issued and  subsequently acquired by the Corporation upon conversion of such shares into Common Stock (as defined in the Charter) or otherwise  acquired by the Corporation  were restored to the status of authorized but unissued  shares of Capital Stock (as defined in the  Charter),  without  further  designation  as to class or series and (b) all shares of Class B Preferred  Stock (as defined in the Charter)  that were issued and subsequently  acquired in any manner by the Corporation were restored to the status of authorized but unissued shares of Common Stock.

     SECOND:  Under a power contained in Article VI of the Charter, the Board of
Directors of the  Corporation  (the "Board of Directors"),  by resolutions  duly adopted,  classified  and  designated  (a) one  authorized but unissued share of
Class A  Convertible  Preferred  Stock,  (b) 3,549,999  authorized  but unissued shares of Capital Stock and (c) 14,286 authorized but unissued shares of Class B
Preferred  Stock as 3,564,286  shares (the  "Shares") of Common Stock,  with the preferences,  rights, voting powers,  restrictions,  limitations as to dividends and other  distributions,  qualifications and terms and conditions of redemption of Common Stock generally set forth in the Charter.

     THIRD:  After giving effect to the foregoing  classification of the Shares, the  Company  is  authorized  to issue  47,010,000  shares of  Common  Stock and
2,990,000 shares of Series C Preferred Stock (as defined in the Charter).

     FOURTH:  The Shares have been  classified  and  designated  by the Board of
Directors under the authority contained in the Charter.

     FIFTH:  These  Articles  Supplementary  have been  approved by the Board of
Directors in the manner and by the vote required by law.

     SIXTH: The undersigned  Chairman and Chief Executive  Officer  acknowledges these Articles  Supplementary to be the corporate act of the Corporation and, as to all  matters or facts  required to be verified  under oath,  the  undersigned
Chairman  and Chief  Executive  Officer  acknowledges  that,  to the best of his knowledge,  information  and  belief,  these  matters  and facts are true in all material  respects  and that this  statement  is made  under the  penalties  for perjury.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman  and Chief  Executive
Officer and attested by its Secretary on this 16th day of July, 2007.

ATTEST:                                NOVASTAR FINANCIAL, INC.

  /s/ Jeffery D. Ayers                 By:  /s/ Scott F. Hartman
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Jeffery D. Ayers                          Scott F. Hartman
Secretary                                 Chairman and Chief Executive Officer